EXHIBIT 13.4

Supplementary information
SELECTED QUARTERLY AND ANNUAL CONSOLIDATED FINANCIAL DATA

	First	Second	Third	Fourth	Annual

Toronto Stock Exchange (Stock trading symbol TRP)
2015 (dollars)
High	59.50	58.12	52.16	48.44	59.50
Low	50.51	50.15	41.10	40.58	40.58
Close	54.16	50.76	42.20	45.19	45.19
Volume (millions of shares)	84.2	79.6	84.4	124.4	372.6

2014 (dollars)
High	50.97	51.89	63.86	58.18	63.86
Low	47.14	49.34	50.38	49.30	47.14
Close	50.25	50.93	57.68	57.10	57.10
Volume (millions of shares)	58.6	58.9	104.7	115.0	337.2

2013 (dollars)
High	50.08	51.21	48.48	48.93	51.21
Low	46.80	44.62	44.75	43.94	43.94
Close	48.50	45.28	45.25	48.54	48.54
Volume (millions of shares)	76.9	85.8	64.3	68.9	295.9

2012 (dollars)
High	44.75	43.80	46.29	47.44	47.44
Low	40.34	41.47	42.73	43.16	40.34
Close	42.83	42.67	44.74	47.02	47.02
Volume (millions of shares)	95.4	79.3	78.5	66.0	319.2

2011 (dollars)
High	39.64	43.72	43.23	44.74	44.74
Low	36.10	38.95	37.00	39.25	36.10
Close	39.31	42.35	42.54	44.53	44.53
Volume (millions of shares)	106.9	85.9	107.4	120.6	420.8

New York Stock Exchange (Stock trading symbol TRP)
2015 (U.S. dollars)
High	49.64	48.10	40.78	35.57	49.64
Low	41.51	40.33	30.60	29.89	29.89
Close	42.72	40.62	31.58	32.59	32.59
Volume (millions of shares)	69.9	57.9	66.4	78.1	272.3

2014 (U.S. dollars)
High	45.81	48.13	58.40	51.84	58.40
Low	42.21	44.78	47.24	43.71	42.21
Close	45.52	47.72	51.53	49.10	49.10
Volume (millions of shares)	31.9	29.5	88.2	99.5	249.0

2013 (U.S. dollars)
High	49.64	49.65	46.79	46.45	49.65
Low	45.80	42.39	42.59	42.41	42.39
Close	47.89	43.11	43.94	45.66	45.66
Volume (millions of shares)	33.3	38.2	30.3	27.9	129.7

2012 (U.S. dollars)
High	45.07	44.5	47.02	47.78	47.78
Low	39.74	39.87	41.68	43.54	39.74
Close	43	41.9	45.5	47.32	47.32
Volume (millions of shares)	39.7	29.2	20.1	20.0	109.0

2011 (U.S. dollars)
High	40.76	45.09	44.08	44.38	45.09
Low	36.12	40.37	37.29	37.58	36.12
Close	40.53	43.84	40.49	43.67	43.67
Volume (millions of shares)	30.3	23.8	51.6	48.5	154.2

184 TransCanada Corporation 2015

Five year financial highlights

(millions of Canadian $, unless otherwise noted)	2015	2014	2013	2012	2011

Income Statement
Revenues	11,300	10,185	8,797	8,007	7,839
EBITDA
Natural Gas Pipelines	3,352	3,250	2,907	2,741	2,875
Liquids Pipelines	(2,364)	1,059	752	698	587
Energy	1,148	1,360	1,407	862	1,119
Corporate	(270)	(127)	(108)	(97)	(86)

	1,866	5,542	4,958	4,204	4,495
Depreciation	(1,765)	(1,611)	(1,485)	(1,375)	(1,328)
EBIT	101	3,931	3,473	2,829	3,167
Interest expense and other	(1,207)	(1,107)	(951)	(891)	(882)
Income taxes	(34)	(831)	(611)	(466)	(575)
Net (loss)/income	(1,140)	1,993	1,911	1,472	1,710
Net income attributable to non-controlling interests	(6)	(153)	(125)	(118)	(129)
Net (loss)/income attributable to controlling interests	(1,146)	1,840	1,786	1,354	1,581
Preferred share dividends	(94)	(97)	(74)	(55)	(55)
Net (loss)/income attributable to common shares	(1,240)	1,743	1,712	1,299	1,526

Comparable earnings	1,755	1,715	1,584	1,330	1,559
Comparable EBITDA	5,908	5,521	4,859	4,245	4,544

Cash Flow Statement
Funds generated from operations	4,513	4,268	4,000	3,284	3,451
(Increase)/Decrease in operating working capital	(398)	(189)	(326)	287	235

Net cash provided by operations	4,115	4,079	3,674	3,571	3,686

Comparable distributable cash flow	3,546	3,406	3,234	2,589	2,966

Capital spending – capital expenditures	3,918	3,489	4,264	2,595	2,513
Capital spending – projects in development	511	848	488	3	16
Acquisitions, net of cash acquired	236	241	216	214	—
Cash dividends paid on common and preferred shares	1,538	1,439	1,356	1,281	1,016

Balance Sheet
Assets
Plant, property and equipment	44,817	41,774	37,606	33,713	32,467
Total assets	64,483	58,525	53,898	48,396	47,338

Capitalization
Long-term debt	31,584	24,757	22,865	18,913	18,659
Junior subordinated notes	2,422	1,160	1,063	994	1,016
Preferred shares	2,499	2,255	1,813	1,224	1,224
Common shareholders' equity	13,939	16,815	16,712	15,687	15,570

TransCanada Corporation 2015 185

	2015	2014	2013	2012	2011

Per Common Share Data
Net income – basic	($1.75)	$2.46	$2.42	$1.84	$2.17
– diluted	($1.75)	$2.46	$2.42	$1.84	$2.17
Comparable earnings per share	$2.48	$2.42	$2.24	$1.89	$2.22

Dividends declared	$2.08	$1.92	$1.84	$1.76	$1.68
Book Value[1,2]	$19.84	$23.73	$23.62	$22.24	$22.12

Market Price
Toronto Stock Exchange (dollars)
High	59.50	63.86	51.21	47.44	44.74
Low	40.58	47.14	43.94	40.34	36.1
Close	45.19	57.10	48.54	47.02	44.53
Volume (millions of shares)	372.6	337.2	295.9	319.2	420.8
New York Stock Exchange (U.S. dollars)
High	49.64	58.40	49.65	47.78	45.09
Low	29.89	42.21	42.39	39.74	36.12
Close	32.59	49.10	45.66	47.32	43.67
Volume (millions of shares)	272.3	249.0	129.7	109.0	154.2
Common shares outstanding (millions)
Average for the year	708.6	708.0	706.7	704.6	701.6
End of year	702.6	708.7	707.4	705.5	703.9
Registered common shareholders[1]	29,367	30,513	31,300	31,449	32,113

Per Preferred Share Data (dollars)
Dividends declared:
Series 1, 2, 3, 4, 5, 7, 9, and 11 cumulative first preferred shares[3]	$6.31	$5.34	$4.16	$3.25	$3.25

Financial Ratios
Dividend yield[4,5]	4.6%	3.4%	3.8%	3.7%	3.8%
Price/earnings multiple[5,6]	(25.8)	23.2	20.1	25.5	20.5
Price/book multiple[2,5]	2.3	2.4	2.1	2.1	2.0
Debt to debt plus shareholders' equity[7]	71%	61%	59%	56%	56%
Total shareholder return[8]	(17.7)%	22.0%	7.2%	9.9%	22.2%
Earnings to fixed charges[9]	0.2	2.8	2.8	2.2	2.6

[1]	As at December 31.

[2]
The price/book multiple is determined by dividing price per common share by book value per common share as calculated by dividing common shareholders' equity by the number of common shares outstanding as at December 31.

	Cumulative First Preferred Shares	Issue Date	Annual Dividend Per Share	First quarterly dividend paid
[3]

	Series 1	September 2009	$0.82	December 2009
	Series 2 - upon conversion of Series 1	December 2014	$0.63	March 2015
	Series 3	March 2010	$0.77	June 2010
	Series 4 - upon conversion of Series 3	June 2015	$0.23	September 2015
	Series 5	June 2010	$1.10	November 2010
	Series 7	March 2013	$1.00	April 2013
	Series 9	January 2014	$1.06	January 2014
	Series 11	March 2015	$0.70	May 2015

[4]	The dividend yield is determined by dividing dividends per common share declared during the year by price per common share as at December 31.

[5]	Price per common share refers to market price per share as reported on the Toronto Stock Exchange as at December 31.

[6]	The price/earnings multiple is determined by dividing price per common share by the basic net income per share.

[7]
Debt includes Junior Subordinated Notes, total long-term debt, including the current portion of long-term debt, plus preferred securities as at December 31 and excludes long-term debt of joint ventures. Shareholders' equity in this ratio is as at December 31.

[8]
Total shareholder return is the sum of the change in price per common share plus the dividends received plus the impact of dividend re-investment in a calendar year, expressed as a percentage of the value of shares at the end of the previous year.

[9]
The earnings to fixed charges ratio is determined by dividing earnings by fixed charges. Earnings is calculated as the sum of EBIT and interest income and other, less income attributable to non-controlling interests with interest expense and undistributed earnings of investments accounted for by the equity method. Fixed charges is calculated as the sum of interest expense, and capitalized interest.

186 TransCanada Corporation 2015

Investor information

STOCK EXCHANGES, SECURITIES AND SYMBOLS
TransCanada Corporation
Common shares are listed on the Toronto and New York stock exchanges under the symbol: TRP
First Preferred Shares, Series 1 are listed on the Toronto Stock Exchange under the symbol: TRP.PR.A
First Preferred Shares, Series 2 are listed on the Toronto Stock Exchange under the symbol: TRP.PR.F
First Preferred Shares, Series 3 are listed on the Toronto Stock Exchange under the symbol: TRP.PR.B
First Preferred Shares, Series 4 are listed on the Toronto Stock Exchange under the symbol: TRP.PR.H
First Preferred Shares, Series 5 are listed on the Toronto Stock Exchange under the symbol: TRP.PR.C
First Preferred Shares, Series 7 are listed on the Toronto Stock Exchange under the symbol: TRP.PR.D
First Preferred Shares, Series 9 are listed on the Toronto Stock Exchange under the symbol: TRP.PR.E
First Preferred Shares, Series 11 are listed on the Toronto Stock Exchange under the symbol: TRP.PR.G
Annual Meeting    The annual and special meeting of shareholders is scheduled for April 29, 2016 at 10:00 a.m. (Mountain Daylight Time) at the Markin McPhail Centre, at the at the Calgary Olympic Park, 88 Canada Olympic Road S.W., Calgary, Alberta.
Dividend Payment Dates    Scheduled common share dividend payment dates in 2016 are January 29, April 29, July 29 and October 31.
For information on dividend payment dates for TransCanada Corporation and TCPL Preferred Shares visit our website at www.transcanada.com.
Dividend Reinvestment and Share Purchase Plan    TransCanada's dividend reinvestment and share purchase plan (Plan) allows common and preferred shareholders of TransCanada and preferred shareholders of TCPL to purchase common shares of TransCanada by reinvesting their cash dividends without incurring brokerage or administrative fees. Participants in the Plan may also buy additional common shares, up to Cdn$10,000 per quarter. For more information on the Plan please contact our Plan agent, Computershare Trust Company of Canada or visit our website at www.transcanada.com.

TRANSFER AGENTS, REGISTRARS AND TRUSTEE
TransCanada Corporation Common Shares    Computershare Trust Company of Canada (Montréal, Toronto, Calgary and Vancouver) and Computershare Trust Company, N.A. (Golden)
TransCanada Corporation First Preferred Shares, Series 1, 2, 3, 4, 5, 7, 9 and 11    Computershare Trust Company of Canada (Montréal, Toronto, Calgary and Vancouver)

TransCanada Corporation 2015 187

TCPL Debentures
Canadian Series: BNY Trust Company of Canada (Halifax, Montréal, Toronto, Calgary and Vancouver)

10.5% series P	11.80% series U	9.80% series V	9.45% series W
U.S. Series: The Bank of New York (New York) 9.875%
TCPL Canadian Medium-Term Notes    CIBC Mellon Trust Company (Montréal and Toronto)
TCPL U.S. Medium-Term Notes and Senior Notes    The Bank of New York Mellon (New York)
TCPL U.S. Junior Subordinated Notes 2007    Computershare Trust Company, N.A. (Jersery City, NJ)
TCPL Junior Subordinated Notes 2015 Computershare Trust Company of Canada
NOVA Gas Transmission Ltd. (NGTL) Debentures
Canadian Series: BNY Trust Company of Canada (Montreal and Toronto)

12.20% series 20	12.20% series 21	9.90% series 23
U.S. Series: U.S. Bank Trust National Association (New York) 7.875%
NGTL Canadian Medium-Term Notes    BNY Trust Company of Canada (Montreal and Toronto)
NGTL U.S. Medium-Term Notes    U.S. Bank Trust National Association (New York)

REGULATORY FILINGS
Annual Information Form    TransCanada's 2015 Annual information form, as filed with Canadian securities commissions and as filed under Form 40-F with the SEC, is available on our website at www.transcanada.com.
A printed copy may be obtained from:
Corporate Secretary, TransCanada Corporation, 450 1st Street SW, Calgary, Alberta, Canada T2P 5H1

188 TransCanada Corporation 2015

Shareholder assistance

If you are a registered shareholder and have questions regarding your account, please contact our transfer agent in writing, by telephone or e-mail at:
Computershare Trust Company of Canada, 100 University Avenue, 8th Floor, Toronto, Ontario, Canada M5J 2Y1

Toll-free: 1.800.340.5024
Telephone: 1.514.982.7959
E-mail: transcanada@computershare.com
www.computershare.com
If you hold your shares in a brokerage account (beneficial shareholder), questions should be directed to your broker on all administrative matters.
If you would like to receive quarterly reports, please contact Computershare or visit our website at www.transcanada.com.
Electronic Proxy Voting and Delivery of Documents    TransCanada is using Notice & Access which allows an issuer to deliver the Management information circular to registered shareholders by posting it and other related materials on SEDAR at www.sedar.com and www.transcanada/notice-and-access.com. Registered shareholders who still wish to receive a paper copy of the Management information circular may request one free of charge by following the instructions set out in the notice that will be sent to all registered shareholders by mail. TransCanada is pleased to offer all shareholders the ability to receive their documents (annual report, management information circular, notice of meeting and view-only proxy form or voting instruction form) and vote online.
In 2016, registered shareholders who opt to receive their documents electronically will have a tree planted on their behalf through eTree. For more information and to sign up online, registered shareholders can visit www.investorcentre.com.
Shareholders who do not have access to e-mail, or who still prefer to receive their proxy materials by mail also have the ability to choose whether to receive TransCanada's annual report by regular mail. Each year, shareholders are required to renew their option and will receive a notification for doing so. The annual report is available on the TransCanada website at www.transcanada.com at the same time that the report is mailed to shareholders.
Notice and Access, electronic delivery and the ability to opt out of receiving the annual report by mail, provides increased convenience to shareholders, benefits to the environment and reduced mailing and printing costs for the company.
TransCanada in the Community    TransCanada's annual Corporate Responsibility Report is available at www.transcanada.com. If you would like to receive a copy of this report by mail, please contact:
Communications    450 1st Street SW, Calgary, Alberta T2P 5H1, 1.403.920.2000 or 1.800.661.3805 or Communications@transcanada.com
Visit our website at www.transcanada.com to access TransCanada's corporate and financial information, including quarterly reports, news releases, real-time conference call webcasts and investor presentations.
Si vous désirez vous procurer un exemplaire de ce rapport en français, veuillez consulter notre site web ou vous adresser par écrit à TransCanada Corporation, bureau du secrétaire.

TransCanada Corporation 2015 189

Board of directors

(as at December 31, 2015)

S. Barry Jackson[1,2]
Chairman
TransCanada Corporation
Calgary, Alberta

Russell K. Girling
President and CEO
TransCanada Corporation
Calgary, Alberta

Kevin E. Benson[1,4]
Corporate Director
Calgary, Alberta

Derek H. Burney, O.C.[4,7]
Senior Strategic Advisor
Norton Rose Canada LLP
Ottawa, Ontario

The Hon. Paule Gauthier, P.C., O.C., O.Q., Q.C.[2,5]
Senior Partner
Stein Monast L.L.P.
Québec, Québec

John E. Lowe[4,5]
Chairman
Apache Corporation
Houston, Texas

Paula Rosput Reynolds[5,8]
President and CEO
PreferWest LLC
Seattle, Washington

John Richels[2,5]
Corporate Director
Toronto, Ontario

Mary Pat Salomone[4,5]
Corporate Director
Naples, FL

D. Michael G. Stewart[4,6]
Corporate Director
Calgary, Alberta

Siim A. Vanaselja[1,3]
Corporate Director
Westmount, Québec

Richard E. Waugh[1,2]
Corporate Director
Toronto, Ontario

1	Member, Governance Committee

2	Member, Human Resources Committee

3	Chair, Audit Committee

4	Member, Audit Committee

5	Member, Health, Safety & Environment Committee

6	Chair, Health, Safety & Environment Committee

7	Chair, Governance Committee

8	Chair, Human Resources Committee

190 TransCanada Corporation 2015

Corporate governance

Please refer to TransCanada's Notice of 2016 annual and special meeting of shareholders and Management information circular for the company's statement of corporate governance.
TransCanada's Corporate Governance Guidelines, Board charter, Committee charters, Chair and Chief Executive Officer terms of reference and code of business ethics are available on our website at www.transcanada.com. Also available on our website is a summary of the significant ways in which TransCanada's corporate governance practices differ from those required to be followed by U.S. domestic companies under the New York Stock Exchange's listing standards.
Additional information relating to the company is filed with securities regulators in Canada on SEDAR (www.sedar.com) and in the United States on EDGAR (www.sec.gov). The documents referred to in this Annual Report may be obtained free of charge by contacting TransCanada's Corporate Secretary at 450 1st Street SW, Calgary, Alberta, Canada T2P 5H1, or by calling 1.800.661.3805.
Ethics Help-Line The Audit Committee of the Board of Directors has established an anonymous and confidential toll-free telephone number for employees, contractors and others to call with respect to accounting irregularities and ethical violations. The Ethics Help-Line number is 1.888.920.2042.

TransCanada Corporation 2015 191